SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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KIMCO REALTY CORPORATION
(Name of Registrant as Specified in Its Charter)

____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KIMCO REALTY CORPORATION

     3333 NEW HYDE PARK ROAD
NEW HYDE PARK, NY 11042-0020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 17, 2007

     Notice is hereby given of, and you are cordially invited to attend, the 2007 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), to be held on Thursday, May 17, 2007, at 10 o’clock a.m., local time, at 270 Park Avenue, 11th Floor, New York, NY 10017 for the following purposes:

1.	To elect nine directors to serve for a term of one year and until their successors are duly elected and qualify;

2.	To consider and vote upon a proposal to amend the charter of the Company to (a) increase the number of shares of stock that the Company has the authority to issue to an aggregate of 1,141,100,000 shares, (b) increase the number of authorized shares of Common Stock of the Company, par value $0.01 per share (the “Common Stock”), from 300,000,000 shares to 750,000,000 shares and (c) increase the number of authorized shares of Excess Stock of the Company, par value $0.01 per share (the “Excess Stock”), from 153,000,000 shares to 382,500,000 shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

4.	To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

     Only holders of record of the Common Stock of the Company at the close of business on March 23, 2007, the record date for the meeting, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy is solicited by the Board of Directors of the Company, which recommends that stockholders vote FOR the election of the Board of Director nominees named therein, FOR the proposal to amend the Company’s charter to increase the aggregate number of shares of stock that the Company has the authority to issue and to increase the number of authorized shares of Common Stock and Excess Stock and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Meeting.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR, ALTERNATIVELY, YOU MAY AUTHORIZE YOUR PROXY BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bruce M. Kauderer Bruce M. Kauderer Secretary

[April 6, 2007].

KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020
_ _ _ _ _

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on May 17, 2007

     This Proxy Statement is furnished to holders of record of the Common Stock, par value $0.01 per share (the “Common Stock”), of Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with the solicitation of proxies in the form enclosed herewith for use at the 2007 Annual Meeting of Stockholders (the “Meeting”) of the Company to be held on Thursday, May 17, 2007, at 10 o’clock a.m., local time, at 270 Park Avenue, 11th Floor, New York, NY 10017 for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. The Company will pay fees of approximately $5,375 to The Altman Group, Inc., for soliciting proxies for the Company.

     The Company’s Annual Report for the calendar year ended December 31, 2006, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about [April 9, 2007]. The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000; website http://www.kimcorealty.com.

     Holders of record of the Common Stock as of the close of business on the record date, March 23, 2007, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 23, 2007, there were [___________] shares of Common Stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted (i) FOR the election of all nominees for Director (See Proposal 1), (ii) FOR approval of the recommendation by the Board of Directors to amend the charter of the Company to (a) increase the number of shares of stock that the Company has authority to issue to an aggregate of 1,141,100,000 shares, (b) increase the number of authorized shares of Common Stock of the Company, par value $0.01 per share, from 300,000,000 shares to 750,000,000 shares and (c) increase the number of authorized shares of Excess Stock of the Company, par value $0.01 per share, from 153,000,000 shares to 382,500,000 shares (See Proposal 2) and (iii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (see Proposal 3). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

     Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

PROPOSAL 1
Election of Directors

     The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company’s charter and such Bylaws, the Board of Directors has fixed the number of directors to be elected at nine. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the nine nominees for director designated below, all of whom are presently directors of the Company, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the meeting.

Information Regarding Nominees (as of March 23, 2007)

		Present Principal Occupation or
Name	Age	Employment and Five-Year Employment History
Martin S. Kimmel(1)(2)	91	Chairman (Emeritus) of the Board of Directors of the Company since November 1991; Chairman of the Board of Directors of the Company for more than five years prior to such date. Founding member of the Company’s predecessor in 1966.

Milton Cooper	78	Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1991; Director and President of the Company for more than five years prior to such date. Founding member of the Company’s predecessor in 1966.

Richard G. Dooley(1)(2)(3)(4)	77	Director of the Company since December 1991. From 1993 to 2003 consultant to, and from 1978 to 1993, Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company.

Michael J. Flynn	71	Vice Chairman of the Board of Directors of the Company since January 1996 and, since January 1997, President and Chief Operating Officer; Director of the Company since December 1991. Chairman of the Board and President of Slattery Associates, Inc. for more than five years prior to joining the Company in 1996.

Joe Grills(1)(2)(3)	72	Director of the Company since January 1997. Chief Investment Officer for the IBM Retirement Funds from 1986 to 1993 and held various positions at IBM for more than five years prior to 1986.

David B. Henry	58	Vice Chairman of the Board of Directors of the Company since May 2001 and, since April 2001, Chief Investment Officer of the Company. Prior to joining the Company, Chief Investment Officer of G.E. Capital Real Estate since 1997 and held various positions at G.E. Capital for more than five years prior to 1997.

F. Patrick Hughes(1)(2)(3)	59	Director of the Company since October 2003. President, Hughes & Associates, LLC since October 2003. Previously served as Chief Executive Officer, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003.

Frank Lourenso(1)(2)	66	Director of the Company since December 1991. Executive Vice President of J.P. Morgan Chase Bank (“J.P. Morgan”, and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990. Senior Vice President of J.P. Morgan for more than five years prior to 1990.

Richard Saltzman(1)(2)	50	Director of the Company since July 2003. President, Colony Capital LLC, (“Colony”) since May 2003. Prior to joining Colony, Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time.
_ _ _ _ _ _ _ _ _ _

(1)	Member of Executive Compensation Committee.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Audit Committee.
(4)	Lead Director.

     Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation.

     Mr. Dooley is also a director of Jefferies Group, Inc.

     Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

     Mr. Grills is also a director and Co-Chairman of the Board of Directors of certain BlackRock Mutual Funds and Director Emeritus of Duke University Management Company. He also serves as a member and Chairman of the Investment Advisory Committee of the Virginia Retirement System. Mr. Grills is a member of the Association of Financial Professionals Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

     Mr. Henry is also a director of Health Care Property Investors, Inc. and The Retail Initiative, Inc., an affiliated company of Local Initiatives Support Corporation (LISC).

     Mr. Hughes is also a director of Hoffberger Holdings, Inc. He also serves as a trustee of the State Retirement and Pension System of Maryland.

     Term of Office. All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

     Attendance at Board Meetings and 2006 Annual Meeting. Each of the Directors named above was in attendance at each of the four regular meetings of the Board of Directors held during 2006, which occurred on February 7, April 21, July 21 and October 24, 2006. All of the Directors of the Board were in attendance at the 2006 Annual Meeting of Stockholders held on May 18, 2006.

     Stockholder Communications with Directors. Any stockholder may send communications to the Board of Directors, the non-management directors or the Lead Director by sending a letter by mail addressed to the Board of Directors or the non-management directors (or Lead Director) c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020. The Board named Richard G. Dooley as its Lead Director to review stockholder communications and present them to the entire Board or forward them to the appropriate Directors.

Director Independence

     Pursuant to the New York Stock Exchange listing standards, our Board of Directors has adopted a formal set of categorical standards of Director independence. These categorical standards specify the criteria by which the independence of our Directors will be determined, including guidelines for Directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the New York Stock Exchange. The Board’s categorical standards are attached to this proxy statement as Appendix A.

     In accordance with these categorical standards and the listing standards of the New York Stock Exchange, the Board undertook its annual review of the independence of its Directors on February 6, 2007. During this review, the Board considered transactions and relationships between each Director or members of his immediate family and the Company. The Board also considered whether there were any transactions or relationships between Directors or members of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

     As a result of this review, the Board affirmatively determined that the following Directors are independent of the Company and its management under the standards set forth in the categorical standards and the New York Stock Exchange listing requirements:

Martin S. Kimmel Joe Grills Frank Lourenso	Richard G. Dooley F. Patrick Hughes Richard Saltzman

     In making these determinations, the Board considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 26.

     With respect to all transactions considered by the Board, the amount involved in these transactions in each of the last three years did not approach the thresholds set forth in the categorical standards. In addition, none of the Directors’ family members served as an executive officer of the Company.

Committees of the Board of Directors

     Audit Committee. The Audit Committee currently consists of Mr. Hughes, who is chairman of the Audit Committee, Mr. Dooley and Mr. Grills, all of whom are independent directors. The Board of Directors has established the Audit Committee to appoint and oversee the engagement of independent registered public accountants, review with the independent registered public accountants their plans and results of the audit engagement, approve professional services provided by the independent registered public accountants, review the independence of the independent registered public accountants, consider the range of audit and non-audit fees, review the Company’s financial statements, financial reporting issues and review the adequacy of the Company’s internal accounting controls. Six meetings of the Audit Committee were held during 2006, on January 6, February 7, April 21, July 21, October 24 and December 11, 2006. In addition to the six meetings held in 2006, the Audit Committee held various telephonic meetings during 2006. In addition, the Audit Committee held a meeting on February 5, 2007 and a telephonic meeting on February 26, 2007. Each of Mr. Hughes, Mr. Dooley and Mr. Grills is an “audit committee financial expert”, as determined by the Board in accordance with Item 401(h) of Regulation S-K, and are “independent” from the Company as defined by the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, is available through the Investor Relations/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Executive Compensation Committee. The Executive Compensation Committee currently consists of Mr. Grills, who is chairman of the Executive Compensation Committee, Mr. Kimmel, Mr. Dooley, Mr. Lourenso, Mr. Hughes and Mr. Saltzman, all of whom are independent directors. The Board of Directors has established an Executive Compensation Committee to (i) establish and maintain a competitive, fair and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company and to attract necessary additions to the staff with appropriate qualifications, (ii) discharge the Board’s responsibilities for compensating the Company’s executives, and (iii) administer the Company’s Equity Participation Plan (as defined herein).

     The Executive Compensation Committee also oversees (i) the competence and qualifications of senior management of the Company, (ii) the soundness of the organization structure, (iii) other related matters intended to ensure the effective management of the business and (iv) the review of the Compensation Discussion and Analysis (“CD&A”) for inclusion in the Company’s proxy statement.

     More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, bonus payments and equity awards—of the Chief Executive Officer. For other named executive officers, the Executive Compensation Committee reviews their performance against these goals and objectives, and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the CD&A beginning on page 17.

     Four meetings of the Executive Compensation Committee were held during 2006, on February 7, April 21, July 21 and October 24, 2006. In addition, the Executive Compensation Committee held various telephonic meetings during 2006. In addition, the Executive Compensation Committee held a meeting on February 6, 2007. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is available through the Investor Relations/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Nominating and Corporate Governance Committee. The Board of Directors has established a Nominating and Corporate Governance Committee which currently consists of Mr. Dooley, who is chairman of the Nominating and Corporate Governance Committee, Mr. Kimmel, Mr. Grills, Mr. Lourenso, Mr. Hughes and Mr. Saltzman, all of whom are independent directors as defined by the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available through the Investor Relations/ Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors, to fill vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders, provided such recommendations are submitted in writing ninety days in advance of the anniversary of the preceding year’s annual meeting of stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s proxy statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

     In reviewing possible Board candidates, including candidates recommended by stockholders, the Committee considers a candidate’s industry expertise, ethical standards, integrity and personal reputation and accounting and finance background. The Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the evaluations of other prospective candidates. After completing this evaluation and review, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

     The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company is in adherence with good corporate governance principles and is responsible for developing and implementing the Company’s (i) corporate governance guidelines that apply to all of its directors and management and (ii) code of business conduct and ethics for all of its directors and employees. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all New York Stock Exchange listing requirements. Two meetings of the Nominating and Corporate Governance Committee were held during 2006, on February 7 and October 24, 2006. In addition, the Nominating and Corporate Governance Committee held a meeting on February 6, 2007.

     Attendance at Committee Meetings. Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated.

     Meetings of Non-Management Directors. The Non-Management Directors meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. “Non-Management” Directors are all those Directors who are not employees of the Company. The Non-Management Directors consist of Messrs. Kimmel, Dooley, Grills, Hughes, Lourenso and Saltzman. The Board of Directors named Richard G. Dooley as its Lead Director. In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors. Stockholders wishing to communicate with the Lead Director or with the Non-Management Directors as a group may send a letter by mail addressed to the Lead Director c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020.

Compensation of Directors

     Members of the Board of Directors and Committees thereof who are not also employees of the Company (“Non-employee Directors”) are entitled to receive an annual fee of $38,000, plus fees of $2,000 for attending each regular or special meeting of the full Board. During 2006, the Non-employee Directors, other than Mr. Kimmel, were entitled to receive $2,000 for attending each Executive Compensation Committee and Nominating and Corporate Governance Committee meeting. In addition, each chairman of the Executive Compensation Committee and Nominating and Corporate Governance Committee was entitled to receive an annual fee of $10,000. The Non-employee Directors who are members of the Audit Committee also are entitled to receive an annual fee of $10,000 and $2,000 for attending each Audit Committee meeting. The chairman of the Audit Committee was entitled to an additional annual fee of $10,000. During 2006, the Lead Director received an annual fee of $10,000. In accordance with the Company’s Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock (“Deferred Stock”) in lieu of directors’ fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also Directors are not paid any directors’ fees.

     The following table sets forth the compensation of each Non-employee Director for the calendar year 2006.

Non-employee Director Compensation

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($) (2)	($) (1)	($)	Earnings	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard G. Dooley	54,000	38,000	118,600	-	-	-	210,600
Joe Grills	44,000	38,000	118,600	-	-	-	200,600
F. Patrick Hughes	44,000	38,000	118,600	-	-	-	200,600
Martin S. Kimmel	2,000	38,000	118,600	-	-	-	158,600
Frank Lourenso	33,000	19,000	118,600	-	-	-	170,600
Richard Saltzman	14,000	38,000	118,600	-	-	-	170,600

(1)	Amounts reflect the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal year ended December 31, 2006, calculated in accordance with the provision of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Accounting for Stock-Based Compensation (“SFAS No. 123R”). Portions of awards over several years are included. The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2006 Form 10–K. Specifically, the number in the table above includes options granted in August 2006 valued at $5.93.

(2)	Amounts reflect the value of deferred stock received in lieu of directors’ fees and meeting fees. As of December 31, 2006, Messrs. Kimmel, Dooley, and Grills, each held 13,932 shares of deferred stock. As of December 31, 2006, Messrs. Lourenso, Saltzman and Hughes held 11,724 shares, 5,500 shares and 1,202 shares of deferred stock, respectively.

     During each of 2006 and 2005, the Company granted Messrs. Kimmel, Dooley, Grills, Lourenso, Saltzman and Hughes options to acquire 20,000 shares each of Common Stock at $40.09 and $31.62 per share, respectively, the market prices on the dates of such option grants. During 2004, the Company granted Messrs. Kimmel, Dooley, Grills, Lourenso, Saltzman and Hughes options to acquire 22,500 shares of Common Stock at $28.48 per share, respectively, the market price on the date of such option grant. As of December 31, 2006, Messrs. Kimmel, Dooley, Grills, Lourenso, Saltzman and Hughes held options to acquire 175,000 shares, 220,000 shares, 220,000 shares, 197,500 shares, 96,250 shares and 90,626 shares, respectively. See “Compensation Discussion and Analysis” for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Henry. The Company intends to grant Non-employee Directors options to acquire an additional 20,000 shares during 2007 at the then current market price. Effective for 2007, Non-employee Directors will be paid annual retainer fees based on the committees in which they participate, which will approximate 2006 fees.

Vote Required

     Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company’s Annual Meeting of Stockholders will be sufficient to elect a nominee as a director. Accordingly, abstentions or broker non-votes will not affect the result of the election of directors.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information available to the Company, as of March 23, 2007, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. Securities and Exchange Commission, the “SEC”) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company; and with respect to shares of its Class F Preferred Stock held, individually and as a group, by the directors and executive officers of the Company:

	Shares Owned			Percent
	Beneficially (#)			of Class (%)
Name & Address (where required)
of Beneficial Owner	Common		Class F	Common	Class F(2)
Vanguard Group Inc.	[15,307,492]	(1)	-	[6.1]
100 Vanguard Blvd
Malvern, PA 19355

Milton Cooper	[14,786,356]	(3)(4)	-	[5.9]	-
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042

Stichting Pensioenfonds ABP	[12,995,347]	(5)	-	[5.2]	-
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen, The
Netherlands

Martin S. Kimmel	[8,453,070]	(6)	-	[3.4]	-
Michael V. Pappagallo	[844,576]	(7)	-	*	-
David B. Henry	[717,839]	(8)	-	*	-
Michael J. Flynn	[709,288]	(9)	-	*	-
Jerald Friedman	[371,723]	(10)	-	*	-
Richard G. Dooley	[363,206]	(11)	-	*	-
Frank Lourenso	[359,606]	(12)	-	*	-
Joe Grills	[244,432]	(13)	-	*	-
Richard Saltzman	[101,750]	(14)	-	*	-
F. Patrick Hughes	[93,328]	(15)	-	*	-

All Directors and executive
officers as a group (including
four executive officers not named
herein)	[28,084,757]	(4)(16)	[2,111]	[11.2]	*
_ _ _ _ _ _ _ _ _ _

*	Less than 1%
(1)	The Company has received a copy of Schedule 13G as filed with the SEC by Vanguard Group Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13G Vanguard has sole dispositive power for all of such shares.
(2)	Not applicable. The Company’s Class F Preferred Stock is not a voting security of the Company.
(3)	Includes 3,250,025 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel’s son. Does not include 771,580 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 1,266,628 shares of Common Stock that are exercisable within 60 days of March 23, 2007. Includes 740,000 shares held in a margin account.

(4)	Does not include 3,270,296 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest. See “Compensation Committee Interlocks and Insider Participation - KC Holdings”.
(5)	The Company has received a copy of Schedule 13F as filed with the SEC by Stichting Pensioenfonds ABP (“ABP”) reporting ownership of these shares as of December 31, 2006. As reported in said Schedule 13F, ABP has sole voting and dispositive power for all such shares.
(6)	Does not include 3,250,025 shares held in trust by Mr. Cooper for Mr. Kimmel’s son or 4,803,489 shares held by Mrs. Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Also, does not include 1,345,824 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Includes options or rights to acquire 188,932 shares of Common Stock that are exercisable within 60 days of March 23, 2007.
(7)	Includes 320,576 shares held by Pappagallo Family Holdings LLC, a limited liability company in which Mr. Pappagallo owns a majority of the equity interest and is a co-managing member with his spouse. Includes options or rights to acquire 494,000 shares of Common Stock that are exercisable within 60 days of March 23, 2007. Includes 320,576 shares held in a margin account.
(8)	Includes options or rights to acquire 528,452 shares of Common Stock that are exercisable within 60 days of March 23, 2007. Includes 163,108 shares held in a margin account.
(9)	Includes options or rights to acquire 190,750 shares of Common Stock that are exercisable within 60 days of March 23, 2007.
(10)	Includes options or rights to acquire 332,128 shares of Common Stock that are exercisable within 60 days of March 23, 2007. Includes 38,330 shares held in a margin account.
(11)	Includes options or rights to acquire 233,932 shares of Common Stock that are exercisable within 60 days of March 23, 2007.
(12)	Does not include 4,500 shares owned by Mrs. Lourenso, his wife, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes options or rights to acquire 209,224 shares of Common Stock that are exercisable within 60 days of March 23, 2007.
(13)	Includes options or rights to acquire 211,432 shares of Common Stock that are exercisable within 60 days of March 23, 2007.
(14)	Includes options or rights to acquire 101,750 shares of Common Stock that are exercisable within 60 days of March 23, 2007.
(15)	Includes options or rights to acquire 91,828 shares of Common Stock that are exercisable within 60 days of March 23, 2007.
(16)	Includes options or rights to acquire 801,081 shares of Common Stock that are exercisable within 60 days of March 23, 2007 by three executive officers who are not directors or named executive officers and includes 168,218 shares held in a margin account related to two executive officers who are not directors or named executive officers.

Executive Compensation and Transactions with Management and Others

     Executive Officers. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2006, incorporated herein by reference, following Part I, Item 4, for information with respect to the executive officers of the Company.

     Executive Compensation. The following table sets forth the summary compensation of the Chief Executive Officer (and Chairman of the Board of Directors), the Chief Financial Officer and the three other most highly paid executive officers, collectively the Named Executive Officers (“NEOs”) of the Company for the 2006 calendar year.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($) (2)	($)	($)	($)(1)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Milton Cooper	2006	650,000	625,000	-	1,531,500	-	-	80,069	2,886,569
Chairman of the Board
Of Directors and Chief
Executive Officer
Michael V. Pappagallo (3)	2006	400,000	525,000	-	241,778	-	-	108,900	1,275,678
Executive Vice President
- Chief Financial Officer
Michael J. Flynn (3)	2006	650,000	625,000	-	1,531,500	-	-	122,103	2,928,603
Vice Chairman of the
Board of Directors
and President & Chief
Operating Officer
David B. Henry (3)	2006	650,000	600,000	-	351,950	-	-	105,647	1,707,597
Vice Chairman of the
Board of Directors and
Chief Investment Officer
Jerald Friedman (3)	2006	500,000	-	-	573,267	600,000	-	9,310	1,682,577
Executive Vice President

(1)	The Company provides to each of Messrs. Cooper, Pappagallo, Flynn, and Henry the use of a car and driver to transport these individuals in the conduct of their duties as executive officers of the Company. The Policy on the use of the cars for 2006 is outlined below:

  The cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
  These services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;
  The cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
  The cars were provided to these officers with drivers for commuting and without drivers for personal use.

The aggregate incremental cost of this perquisite to the Company in 2006 for Messrs. Cooper, Pappagallo, Flynn and Henry was $70,759, $99,590, $112,793, and $79,092, respectively.
(2)	Amounts reflect the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal year ended December 31, 2006, calculated in accordance with the provision of SFAS No. 123R. Portions of awards over several years are included. The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2006 Form 10–K. The value of awards granted to the NEOs in 2006, are reflected on the 2006 Grants of Plan–Based Awards table on page 11. The value actually received by the NEOs in 2006, is reflected on the 2006 Option Exercises and Stock Vested table on page 13.
(3)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.

     The following table provides information on future payouts under non-equity and equity incentive plan awards granted to the NEOs during 2006.

Grants of Plan-Based Award

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	of Stock
		Plan Awards (1)			Plan Awards			Stock or	Underlying	Option	and Option
	Grant		Target	Max	Threshold	Target	Max	Units	Options	Awards	Awards
Name	Date	Threshold	($)	(#)	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Milton Cooper	8/16/06	-	-	-	-	-	-	-	200,000	40.09	1,186,000
Michael V. Pappagallo (4)	8/16/06	-	-	-	-	-	-	-	90,000	40.09	533,700
Michael J. Flynn (4)	8/16/06	-	-	-	-	-	-	-	200,000	40.09	1,186,000
David B. Henry (4)	8/16/06	-	-	-	-	-	-	-	200,000	40.09	1,186,000
Jerald Friedman (4)	8/16/06	-	600,000	-	-	-	-	-	75,000	40.09	444,750

(1)	The payment to Jerald Friedman under his non-equity incentive plan award has already been determined and the final payment was made in January 2007. This award is included in the Non–Equity Incentive Plan Compensation column (column (g)) of the 2006 Summary Compensation Table. See “Compensation Discussion and Analysis” for information concerning Jerald Friedman’s employment agreement.
(2)	All options were granted on August 16, 2006 under the 1998 Equity Participation Plan and have a term of ten years from the grant date and vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date. The amount recognized for financial reporting purposes under SFAS 123R is included in the Option Awards column (column (f)) of the 2006 Summary Compensation Table.
(3)	Amounts reflect the fair value of the award estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2006 Form 10–K.
(4)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.

     The following table provides information on outstanding equity awards as of December 31, 2006 for each NEO.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan	Equity
			Equity					Awards:	Incentive
			Incentive				Market	Number of	Plan Awards:
	Number of	Number of	Plan Awards:			Number	Value of	Unearned	Market or
	Securities	Securities	Number of			of Shares	Shares	Shares,	Payout Value
	Underlying	Underlying	Securities			or Units	or Units	Units or	of Unearned
	Unexercised	Unexercised	Underlying			of Stock	of Stock	Other	Shares, Units
	Options	Options	Unexercised	Option	Option	That	That	Rights That	or Other Rights
	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
Name	(1)	(2)	(#)	($)	(3)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Milton Cooper	178,128	-		10.6667	12/15/2009	-	-	-	-
	225,000	-		13.5833	11/28/2010
	225,000	-		16.4000	12/13/2011
	225,000	-		15.6250	12/10/2012
	225,000	-		21.9250	12/10/2013
	148,500	76,500		28.4800	12/7/2014
	40,000	160,000		31.6200	8/31/2015
	-	200,000		40.0900	8/16/2016
Michael V. Pappagallo	150,000	-		13.5833	11/28/2010	-	-	-	-
	100,000	-		16.4000	12/13/2011
	130,000	-		15.6250	12/10/2012
	150,000	-		21.9250	12/10/2013
	99,000	51,000		28.4800	12/7/2014
	15,000	60,000		31.6200	8/31/2015
	-	90,000		40.0900	8/16/2016
Michael J. Flynn	76,500	-		21.9250	12/10/2013	-	-	-	-
	74,250	76,500		28.4800	12/7/2014
	40,000	160,000		31.6200	8/31/2015
	-	200,000		40.0900	8/16/2016
David B. Henry	9,452	-		13.6667	4/16/2011	-	-	-	-
	100,000	-		16.4000	12/13/2011
	130,000	-		15.6250	12/10/2012
	150,000	-		21.9250	12/10/2013
	99,000	51,000		28.4800	12/7/2014
	40,000	160,000		31.6200	8/31/2015
	-	200,000		40.0900	8/16/2016
Jerald Friedman	8,128	-		10.6667	12/15/2009	-	-	-	-
	75,000	-		13.5833	11/28/2010
	50,000	-		16.4000	12/13/2011
	60,000	-		15.6250	12/10/2012
	60,000	-		21.9250	12/10/2013
	39,600	20,400		28.4800	12/7/2014
	13,200	26,800		26.7000	2/1/2015
	13,000	52,000		31.6200	8/31/2015
	-	75,000		40.0900	8/16/2016

(1)	All options granted prior to August 1, 2005, vest ratably over a three year term.
(2)	All options granted after August 1, 2005, vest ratably over a five year term.
(3)	For each option shown, the expiration date is the 10th anniversary of the date the option was granted.

     The following table provides information on options exercised by the NEOs in 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Milton Cooper	-	-	-	-
Michael V. Pappagallo	79,422	2,231,636	-	-
Michael J. Flynn	225,000	2,970,574	-	-
David B. Henry	100,000	2,347,615	-	-
Jerald Friedman	59,374	1,610,402	-	-

(1)	The value realized on exercise was determined by subtracting the option exercise price from the market price of the stock on the date of exercise, multiplied by the number of shares being exercised.

     The Company does not pay any pension benefits or any non-qualified deferred compensation to its NEOs.

     Employment Agreements. Effective July 2004, the Company entered into a new employment agreement with Mr. Michael J. Flynn, which is scheduled to expire December 31, 2007, pursuant to which Mr. Flynn continues to serve as President and Chief Operating Officer of the Company. In accordance with this employment agreement, Mr. Flynn is to receive a minimum of $1,000,000 per annum ($650,000 base salary and $350,000 guaranteed bonus) as compensation for his services and shall be eligible to receive grants of Common Stock of the Company, or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. In the event of, and depending upon the reasons for termination of Mr. Flynn’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Flynn would receive severance in the amount equal to the base salary then in effect for the greater of the balance of the term of this agreement or one year.

     Effective July 2004, the Company entered into an employment agreement with Mr. Henry, which was scheduled to expire December 31, 2007, pursuant to which Mr. Henry would serve as Vice Chairman and Chief Investment Officer of the Company. In accordance with this employment agreement, Mr. Henry was to receive a minimum of $1,000,000 per annum ($650,000 base salary and $350,000 guaranteed bonus) as compensation for his services and would be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. Mr. Henry was also entitled to an unrestricted award of 75,000 shares of Common Stock if Mr. Henry was employed by the Company on April 2, 2011. In the event of, and depending upon the reasons for a termination of Mr. Henry’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary then in effect for the greater of the balance of the term of this agreement or one year.

     On March 8, 2007, the Company entered into a new four-year employment agreement with Mr. Henry, to be effective as of April 15, 2007, pursuant to which Mr. Henry would continue to serve as Vice Chairman and Chief Investment Officer of the Company, and is scheduled to expire on April 14, 2011, unless renewed or cancelled according to the terms of the agreement. In accordance with his employment agreement, Mr. Henry will receive a minimum of $1,300,000 per annum ($700,000 base salary and $600,000 guaranteed bonus) as compensation for his services and will be eligible to receive grants of Common Stock of the Company or options, with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. Mr. Henry is also entitled to an unrestricted award of 75,000 shares of Common Stock if Mr. Henry is employed by the Company on April 2, 2011. In the event of, and depending upon the reasons for a termination of Mr. Henry’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary and minimum bonus then in effect for the greater of the balance of the term of the agreement or one year.

     On September 21, 2005, the Company entered into an employment agreement with Mr. Friedman, which is scheduled to expire December 31, 2007, pursuant to which Mr. Friedman will continue to serve as President of the Company’s development subsidiary, Kimco Developers, Inc. (“KDI”). In accordance with this employment agreement, Mr. Friedman receives a base salary of $500,000 per annum. In addition, Mr. Friedman is eligible to earn a bonus based upon the calculation of KDI’s Profits, as defined in the employment agreement. For each twelve month period during the employment term in which KDI profits are realized, Mr. Friedman shall be eligible to receive a bonus, less all required deductions (“Yearly Bonus”). The total Yearly Bonus during each twelve month period ending on December 31st shall be an amount equal to fifteen percent (15%) of KDI Profits or $450,000, whichever is less. The Yearly Bonus shall be paid at the end of each calendar quarter in the amount of $112,500 for the first three calendar quarters and, at the end of the fourth calendar quarter in an amount equal to the difference between $337,500 and i) fifteen percent (15%) of KDI Profits or ii) $450,000, whichever is less. In the event fifteen percent (15%) of KDI Profits for the twelve month period ending on December 31st is less than the $337,500 already received by Mr. Friedman during the first three calendar quarters, Mr. Friedman will reimburse to the Company the overpayment. The Yearly Bonus to be earned by Mr. Friedman shall not be in excess of $450,000 for any said twelve month period ending on December 31st, unless the Executive Compensation Committee of the Board so states in writing. In the event of, and depending upon the reasons for, a termination of Mr. Friedman’s employment with the Company prior to the expiration of the employment agreement, (i) any non-vested options would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year.

     Effective January 2002, the Company entered into a three-year employment agreement with Mr. Pappagallo pursuant to which Mr. Pappagallo continues to serve as Chief Financial Officer of the Company. In accordance with this employment agreement, Mr. Pappagallo (i) is to receive a base salary of $400,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company, or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. Mr. Pappagallo’s employment contract was extended through 2007. In the event of, and depending upon the reasons for a termination of Mr. Pappagallo’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Pappagallo would receive the remaining compensation due through the term of his employment agreement.

Potential Payments upon Termination or Change in Control.

     Severance Agreements. The Company does not maintain separate severance agreements with its NEOs. However, the employment agreements with each of Messrs. Flynn, Henry, Pappagallo and Friedman provide for payments upon the termination of their employment for certain reasons. Since Mr. Cooper is not a party to an employment agreement with the Company, he would not receive severance payments or payments as a result of a change-in-control.

     If an executive is terminated “without cause,” each of Messrs. Flynn, Henry and Friedman would be entitled to receive severance in an amount equal to his base salary and bonus for the remaining term of the applicable employment agreement or one year, whichever amount is greater. Mr. Pappagallo would be entitled to receive severance in an amount equal to his base salary for the remaining term of the applicable employment agreement or one year, whichever amount is greater. In addition, all unvested stock options would become 100% vested as of the date of termination and the terminated executive would continue to receive any group health and welfare benefits previously paid for by the Company through the expiration of the severance period.

     The Company does not pay any severance benefits in the event a NEO is terminated for cause. The term, “cause” generally means, with respect to a NEO: (i) a finding by the Board that he has harmed the Company through an act of dishonesty in the performance of his duties, (ii) conviction of a felony, (iii) failure to perform his material duties (other than a failure due to disability) after written notice is provided to him specifying the failure and a reasonable opportunity to cure, (iv) fraud or embezzlement, (v) gross misconduct or gross negligence in connection with our business which has a substantial adverse effect on us or (vi) violation of any of our policies prohibiting harassment or discrimination in the workplace.

     The following table was prepared as though each of the named executive officers had been terminated without cause on December 29, 2006. The assumptions and valuations are noted in the footnotes to the table.

					Non-Equity
					Incentive
Name and			Stock	Option	Plan
Principal	Salary	Bonus	Awards	Awards	Compensation	Total
Position	($)	($)	($)(4)	($)(2)	($)	($)
Michael V. Pappagallo (1) (3)	400,000	-	-	2,077,170	-	2,477,170
Michael J. Flynn (1) (6)	650,000	350,000	-	-	-	1,000,000
David B. Henry (1) (5)	650,000	350,000	3,371,250	5,638,770	-	10,010,020
Jerald Friedman (1)	500,000	-	-	1,882,748	450,000	2,832,748

(1)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.
(2)	Amount was determined by subtracting the option strike price from the market price of the stock on December 29, 2006 ($44.95), multiplied by the number of shares for all unvested options as of December 29, 2006.
(3)	Mr. Pappagallo’s employment agreement does not have a guaranteed set bonus amount.
(4)	In accordance with Mr. Henry’s employment agreement, he is entitled to an unrestricted award of 75,000 shares of Common Stock. Amount was determined using the market price of the stock on December 29, 2006 ($44.95).
(5)	In accordance with the 1998 Equity Participation Plan, Mr. Flynn’s options vest immediately upon retirement.
(6)	Amounts for Mr. Henry are based on his employment agreement in effect on December 29, 2006. If Mr. Henry was terminated without cause on April 15, 2007, the effective date of his new employment agreement, the amounts for salary and bonus above would be $2,800,000 and $2,400,000, respectively.

     The Company would also pay limited amounts to each of Messrs. Flynn, Henry, Friedman and Pappagallo if employment were terminated due to death or disability. In the event of termination due to death or disability, the NEOs stock options will immediately vest and become fully exercisable. In addition, each NEO (or his beneficiary) will continue to receive his base salary for six months.

     The following table was prepared as though each of the named executive officers had been terminated due to death or disability on December 29, 2006. The assumptions and valuations are noted in the footnotes to the table.

				Non-Equity
				Incentive
Name and				Plan
Principal	Salary	Bonus	Option Awards	Compensation	Total
Position	($) (4)	($)	($)(2)	($)	($)
Michael V. Pappagallo (1)	200,000	-	2,077,170	-	2,277,170
Michael J. Flynn (1) (3)	325,000	-	-	-	325,000
David B. Henry (1) (5)	325,000	-	5,638,770	-	5,963,770
Jerald Friedman (1)	250,000	-	1,882,748	-	2,132,748

(1)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.
(2)	Amount was determined by subtracting the option strike price from the market price of the stock on December 29, 2006 ($44.95), multiplied by the number of shares for all unvested options as of December 29, 2006.
(3)	In accordance with the 1998 Equity Participation Plan, Mr. Flynn’s options vest immediately upon retirement.
(4)	Represents payments that would be made to the NEOs beneficiary if terminated due to death.
(5)	Amounts for Mr. Henry are based on his employment agreement in effect on December 29, 2006. If Mr. Henry was terminated due to death or disability on April 15, 2007, the effective date of his new employment agreement, the amount for salary above would be $350,000.

     Change-in-Control. It is the Company’s belief that the interests of our stockholders will be best served if the interests of our named executive officers are aligned with them in the event of a possible acquisition of the Company. We believe that providing change-in-control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change-in-control transactions that may be in the best interests of our stockholders. Relative to our overall value, we believe these potential change-in-control benefits are minor.

     In addition, change-in-control payments should separate the Company from the former employee as soon as practicable to enable new management or owners to run our business without interference. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum change-in-control payment, our change-in-control program will pay a lump-sum change-in-control payment in order to most cleanly sever the relationship as soon as practicable following a change-in-control termination of employment (as described below).

     If any of Messrs. Flynn, Henry, Friedman or Pappagallo is terminated without cause following a “change-in-control” or resigns within 60 days following a “change-in-control,” he would be entitled to a lump-sum payment equal to the lesser of: (i) his base salary and bonus for the remaining term of the NEO’s employment agreement or (ii) the greatest payment, which in combination with all other payments to which he would be entitled in connection with the change-in-control, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code. Since Internal Revenue Code Section 280G denies us a business expense deduction on any payments, non-cash benefits and option acceleration provided to an officer in connection with certain changes in control that equal or exceed three times the officer’s average compensation for the past five years, we cap change-in-control cash payments to reduce the likelihood that adverse tax consequences will be imposed on us. In addition, we would continue to pay for a particular NEO’s group health and welfare benefits for the applicable period and all unvested stock options would automatically vest.

     A “change-in-control” is generally defined as (i) a sale of all or substantially all of our assets to a non-affiliate of the Company or an entity in which our stockholders immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale of our voting stock that results in more than 50% of our voting stock being held by one person or group or (iii) a merger or consolidation of the Company into another entity in which our stockholders, immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction.

     The following table was prepared as though there was a change-in-control on December 29, 2006. The assumptions and valuations are noted in the footnotes to the table.

	Salary	Bonus			Non-Equity
	Component	Component			Incentive
Name and	of Lump-Sum	of Lump-Sum	Stock	Option	Plan
Principal	Payment	Payment	Awards	Awards	Compensation	Total
Position	(7)($)	(7)($)	($)(4)	($)(2)	($)	($)
Michael V. Pappagallo (1) (3)	400,000	-	-	2,077,170	-	2,477,170
Michael J. Flynn (1) (5)	650,000	625,000	-	-	-	1,275,000
David B. Henry (1) (6)	650,000	600,000	3,371,250	5,638,770	-	10,260,020
Jerald Friedman (1)	500,000	-	-	1,882,748	600,000	2,982,748

(1)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.
(2)	Amount was determined by subtracting the option strike price from the market price of the stock on December 29, 2006 ($44.95), multiplied by the number of shares for all unvested options as of December 29, 2006.
(3)	Mr. Pappagallo’s employment agreement does not have a guaranteed set bonus amount.
(4)	In accordance with Mr. Henry’s employment agreement, he is entitled to an unrestricted award of 75,000 shares of Common Stock. Amount was determined using the market price of the stock on December 29, 2006 ($44.95).
(5)	In accordance with the 1998 Equity Participation Plan, Mr. Flynn’s options vest immediately upon retirement.
(6)	Amounts for Mr. Henry are based on his employment agreement in effect on December 29, 2006. If Mr. Henry was terminated due to a change-in-control on April 15, 2007, the effective date of his new employment agreement, the amounts for salary and bonus above would be $2,800,000 and $2,400,000, respectively, subject to caps pursuant to Internal Revenue Code Section 280G as described above.
(7)	These lump-sum payments are subject to caps pursuant to Internal Revenue Code Section 280G as described above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.

     We compensate our named executive officers with a mix of base salary, bonus and equity-based compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. At the senior executive levels (including our named executive officers), we design incentive compensation primarily to reward company-wide performance, although performance of a named executive officer in his area of responsibility is also a factor. For the year ended December 31, 2006, our named executive officers, or NEOs, were Milton Cooper, Michael Flynn, David Henry, Michael Pappagallo and Jerald Friedman.

     The Executive Compensation Committee, or the Committee, of our Board of Directors is responsible for developing, administering and monitoring our executive compensation programs, ensuring that these programs are designed to be consistent with our compensation philosophy, corporate strategies and business objectives. The Committee also reviews and approves all compensation plans affecting certain of our executive officers and determines the specific amounts of compensation for our named executive officers. The Committee met either by teleconference or in person on seven occasions during 2006 to examine our compensation structure and determine the proper levels and components of compensation for our NEOs. The Committee currently comprises: Martin Kimmel, Richard Dooley, Richard Saltzman, Joe Grills, Frank Lourenso and F. Patrick Hughes.

     From time to time, the Committee may retain compensation and other management consultants to assist with, among other things, structuring our various compensation programs and to determine appropriate levels of salary, bonus and other awards payable to our NEOs and other key personnel. The Committee may also retain consultants to assist the Committee in guiding us in the development of near-term individual performance objectives that are intended to achieve long-term profitability.

Objectives of Compensation Programs.

     Philosophy. Our compensation philosophy for our NEOs revolves around four primary objectives: our NEOs work together as, and should be compensated like, partners in running our business, and our compensation practices should be easy-to-understand, properly motivate management and reward performance. Each element of our compensation philosophy is described further below.

  Our NEOs are partners: We believe our NEOs are partners in managing our business. We believe our compensation practices should facilitate a team environment. The base salary and cash bonus components of compensation for our NEOs is rather close, although we use stock option grants in differing amounts to reward an individual NEO’s contribution to our business. We believe our business is managed best when our named executive officers work together to increase value for our stockholders.

  Keep it simple: Historically, we have not compensated our NEOs using elaborate forms of compensation that may be difficult to understand. We want our compensation practices to be transparent to our employees and stockholders. We use basic forms of compensation, including base salary, cash bonus and stock options. In addition, our NEOs would only receive severance and change-in-control payments through terms in their respective employment agreements, and these terms are generally the same for all our NEOs.

  Use equity to properly motivate our NEOs: We believe that cash compensation for NEOs should be slightly below average in relation to our peer group, and that a substantial portion of compensation should be in the form of stock options so that each NEO’s financial incentives are aligned with those of our stockholders. For our NEOs, we generally increase the amount of equity-based compensation as their level of responsibility increases.

  Reward performance: We seek to design incentive compensation for our named executive officers to reward company-wide performance, although we also reward the achievement of goals within areas under the control of each of our NEOs. More specifically, we base cash bonus awards and allocation of stock options on a review of the performance of each NEO as a team manager and his effectiveness in meeting our goal to consistently create increased value for our stockholders.

     Use of Benchmarking Data. In determining cash compensation and cash bonuses, the Committee monitors the compensation of a select group of peer companies to be sure that our cash compensation is fair to our NEOs. The Committee does not use benchmarking data as hard-and-fast rules in the compensation-setting process; instead, the Committee often uses compensation surveys as a check on our compensation practices to ensure we remain competitive in the marketplace for executive talent and that our compensation practices are reasonable. Although we believe that competitive compensation is important, we favor a highly individualized and consultative approach involving the Committee, our NEOs, other key personnel and our human resources personnel. In addition, the Committee may determine that it is in our best interests to negotiate total compensation packages with our NEOs that may deviate from the practices of our peers.

     Each year, the Committee directs our human resources department to prepare peer analyses of total compensation and certain of its components with respect to our NEOs. To determine that compensation, our human resources department with assistance from Astron Solutions, a compensation consultant retained by the Company, reviews salary surveys from a peer group and salary amounts provided in proxy statements. With respect to 2006, the peer group consisted of 13 leading real estate investment trusts, including us, Archstone-Smith Trust, AvalonBay Communications Inc., Boston Properties, Developers Diversified Realty Corp., Equity Office Properties Trust, Equity Residential, General Growth Properties, ProLogis, Public Storage, Simon Property Group, Inc., Starwood Hotels & Resorts and Vornado Realty Trust. These companies were selected for the peer group because they have similar businesses and/or market capitalizations.

     Going forward, the Committee expects to use benchmarking data in two ways. In setting annual cash compensation, we aim to provide cash compensation that is slightly below the median annual cash compensation of executive officers performing similar job functions at companies in our peer group. In keeping with our core compensation philosophies, we plan to use equity-based awards to bring total compensation towards the median of our peer group, or when our stock performs well, above the median compensation of our peers. In addition, when determining long-term equity-based compensation for NEOs, the Committee expects to compare our independent financial performance to that of our peer group. Overall, benchmarking can be expected to form a larger part of our compensation process in the future.

Determination of Total Compensation.

     We attribute our historical success in large part to the talent and dedication of our associates and, in particular, to the management and leadership efforts of our NEOs. We are therefore committed to developing and maintaining compensation policies, plans and programs that are intended to promote the enhancement of cash flows, increased values of real property and other investments and, consequently, increased stockholder value, by aligning the financial interests of our named executive officers with those of our stockholders.

     Each year, the Committee reviews the performance and compensation of our NEOs and establishes their compensation levels. Also, our chief executive officer and vice president of human resources makes recommendations to the Committee regarding proposed compensation packages for consideration. Members of the Committee and the Board often meet informally with our NEOs and other key personnel and evaluate performance based upon our overall growth and achievement within each NEO’s areas of responsibility.

     In evaluating 2006 performance, the Committee noted, under the direction of our named executive officers and other key personnel, our 17.1% increase in Funds from Operations, or FFO for the year ended December 31, 2006 as compared to the year ended December 31, 2005. FFO is generally considered by most industry analysts and equity real estate investment trusts, or REITs, to be an appropriate measure of the performance of an equity REIT. On a diluted per share basis, FFO increased 10.5% for the year ended December 31, 2006 from the previous year. Net income increased 17.8% for the year ended December 31, 2006 to $428.3 million as compared to $363.6 million for the year ended December 31, 2005. On a diluted per share basis, net income increased 11.8% to $1.70 for the year ended December 31, 2006 from $1.52 for the previous year. In addition, in evaluating our performance, the Committee considered management’s contributions to strengthening our consolidated balance sheet.

Total Compensation of our NEOs.

     Chief Executive Officer, Chief Investment Officer and Chief Operating Officer. Since the Committee considers Mr. Cooper’s compensation in conjunction with the compensation of Messrs. Flynn and Henry, the following discussion of our compensation process applies equally to Messrs. Cooper, Flynn and Henry. The proposed compensation for Messrs. Cooper, Flynn and Henry was discussed and analyzed by the Committee in the context of all the components of their respective total compensation. Under the direction of these three individuals in 2006, we achieved 10.5% increase in FFO per share, increased occupancy in our portfolio and increased contributions from various real estate investment programs and operating businesses. Messrs. Cooper, Flynn and Henry also directed our activities in connection with the investment of $6.6 billion in new real estate. They also oversaw improvement in our liquidity and strengthening of our financial position in 2006. In recognition of Messrs. Cooper, Flynn and Henry’s contributions to the achievement of our goals and continued successful execution of our long-term business plan, the Committee granted to each of Messrs. Cooper, Flynn and Henry options to purchase 200,000 shares of our Common Stock, and Messrs. Cooper and Flynn each received a cash bonus of $625,000 while Mr. Henry received a cash bonus of $600,000 in addition to their respective base salaries of $650,000.

     Other Named Executive Officers. With respect to Messrs. Pappagallo and Friedman, the Committee considers each executive’s overall contribution to our business in a comparable manner to the other NEOs described above, and also considers performance in their respective areas of responsibility. The Committee also relies on the recommendation of Mr. Cooper.

     Mr. Pappagallo has significant oversight responsibility for financial and accounting matters. In addition, Mr. Pappagallo participated in the financial evaluation of certain of our acquisitions, including the acquisition of Pan Pacific Retail Properties, Inc. and the acquisition of the first Puerto Rico properties in our portfolio. Given the improvements in our balance sheet and overall liquidity, his oversight of accounting matters and the successful closing of these transactions, we believe his work has been instrumental to our growth. In 2006, he received a base salary of $400,000, a cash bonus of $525,000 and a stock option grant to purchase 90,000 shares of our Common Stock.

     Mr. Friedman has primary responsibility for our real estate merchant development program. The Committee therefore weighs the performance of this program and in particular the performance of Kimco Developers, Inc., our development subsidiary, in determining his compensation. Mr. Friedman’s employment contract also specifies that his cash bonus will equal the lesser of 15% of the Profits, as defined in Mr. Friedman’s employment agreement, of Kimco Developers or $450,000, unless the Committee approves a different amount. See—“Elements of Compensation—Cash Bonus.” The Committee determined, based upon the success of our real estate development program, to compensate Mr. Friedman with a base salary of $500,000, a cash bonus of $600,000 and a stock option grant to purchase 75,000 shares of our Common Stock.

Allocation Among Compensation Components.

     In allocating compensation among different elements, we believe that the compensation of our NEOs — the levels of management having the greatest ability to influence our performance — should be predominately equity-based. In making this allocation, we attempt to be generally consistent with the practices of our peer group, as described above, although we make appropriate adjustments for our business, culture and past compensation practices. Although each of the companies in our peer group has a different compensation structure, all appear to provide their senior management with base salaries of approximately 30% to 60% of overall compensation, targeted bonuses of approximately 30% to 45% of overall compensation and equity compensation of approximately 10% to 50% of overall compensation. The Committee generally uses these ranges as a guide to determine appropriate allocations among components of compensation.

     Each year, our human resources department prepares for the Committee a breakdown of total compensation by element, including the value of base salary, cash bonus and equity-based grants. In general, with respect to Messrs. Cooper, Flynn and Henry we have historically paid approximately 50% of each of their total compensation in the form of stock options, with the remaining 50% paid in the form of base salary and cash bonus. For Messrs. Pappagallo and Friedman, we have historically paid approximately 33% of their total compensation in the form of stock options, with the remaining 66% paid in the form of base salary and cash bonus. For our other executive officers, we have historically paid approximately 50% of their total compensation in the form of base salary, with the remainder evenly split between stock options and a cash bonus.

     We believe these allocations strike the appropriate balance between assured compensation and more variable forms of compensation that improve in value if we perform well. Although the Committee expects to compensate our NEOs using similar allocations going forward, the Committee relies to a large extent on individualized reviews of performance, and the Committee may make adjustments to overall compensation or a certain element of compensation that better compensates a particular named executive officer. In the future, allocations among elements of compensation may vary in accordance with a particular NEO’s overall contributions to our business.

Elements of Compensation.

     In keeping with our overriding philosophy of keeping NEO compensation simple and easy-to-understand, we have compensated our NEOs through only a base salary, an annual cash bonus and stock options or other equity grants. With the exception of Mr. Friedman whose bonus equals 15% of the Profits of our business development subsidiary up to $450,000 (unless the Committee approves a higher amount), we have not used any financial formula to determine elements of NEO compensation. In addition, certain of our NEOs may receive severance and change-in-control payments pursuant to their employment agreements. Those elements of compensation are described further below.

     Base salary. Base salary is an important element of overall compensation because it provides each NEO with a guaranteed amount of monthly income. Other than with respect to Mr. Cooper who does not have an employment contract with the Company, each NEO is guaranteed a minimum base salary in his respective employment contract; Messrs. Flynn, Henry, Pappagallo and Friedman are guaranteed base salaries of $650,000, $700,000, (effective April 15, 2007), $400,000 and $500,000, respectively. Mr. Cooper’s base salary has historically been similar to the base salaries of each of Messrs. Flynn and Henry. In determining these contractual base salaries, the Committee considered their individual qualifications and experience, scope of responsibilities, future potential, the goals and objectives established for each NEO, past performance and the practices of our peer group. We did not seek a specific target within our peer group, although we generally seek to pay a lesser portion of each NEO’s total compensation in the form of a base salary than our peers because of the overall value of our stock option grants to our NEOs.

     Base salary increases, if any, are based upon the performance of each NEO as assessed by the Committee. No formulaic base salary increases are provided to the NEOs, and, in general, other forms of compensation (such as equity grants) are used to reward overall Company performance or exceptional performance of a particular NEO. With the exception of Mr. Friedman, from 2005 to 2006 we did not increase base salaries paid to our NEOs. We raised Mr. Friedman’s base salary by 11% after the completion of the 2005 fiscal year in recognition of the increasing growth in our real estate development business.

     Cash Bonus. With the exception of Mr. Friedman, we do not use formulas to determine cash bonuses paid to our NEOs. In determining cash bonuses, the Committee generally looks to a particular NEO’s individual performance for a particular year, taking into account certain qualitative factors, such as setting and achieving goals within areas of responsibility, leadership and mentoring of our junior executives and overall contribution to our business. After consultation with Mr. Cooper and a review of a numerical analysis prepared by our human resources department, the Committee targets bonuses that are in the range of 60% to 110% of a particular NEO’s base salary, with any appropriate adjustments the Committee deems necessary to accurately reflect contributions to our business and any minimum bonuses required by applicable employment agreements (Messrs. Henry and Flynn are guaranteed a minimum bonus of $600,000 (effective April 15, 2007) and $350,000, respectively).

     Given Mr. Friedman’s role as president of Kimco Developers, Inc., our development subsidiary, and his expertise in managing our real estate merchant development program, Mr. Friedman’s annual bonus is determined with reference to the Profits realized from that development program. Each year, Mr. Friedman is entitled to a bonus equal to the lesser of (i) 15% of the Profits from our development subsidiary or (ii) $450,000. The Committee may decide to pay Mr. Friedman a bonus above $450,000. Mr. Friedman’s bonus is paid in quarterly installments of $112,500 for the first three quarters of the year, with the balance of his bonus paid in the fourth quarter. If we overpay his bonus in the first three quarters, Mr. Friedman will be obligated to repay the difference. Our human resources department, in conjunction with our internal accounting department, adjusts the appropriate year-end bonus for Mr. Friedman without involvement from personnel at Kimco Developers, Inc.

     Long-Term Incentives — Equity Awards. In 2006, we compensated our NEOs in large part with equity awards, consisting mostly of stock option grants. In all cases, the exercise price of options granted to our NEOs is 100% of the market closing price of our stock on the date of the grant, and we do not time grants in connection with the release of material non-public information. At the beginning of each year, the Committee meets to develop a yearly timeline for stock option grants to our NEOs, including a proposed grant date that is the same for all NEOs. The grant date is established when the Committee approves the grant and all key terms have been determined. This timeline is ordinarily determined so grants will occur sufficiently after the announcement of our second quarter results to ensure that our stock option exercise prices reflect a fully-informed market price.

     Options generally vest as to 20% on each anniversary of the date of grant, although options granted to any employee (including our NEOs) who are age 65 or older or who have at least 20 years of service with us vest immediately upon retirement, in accordance with the terms of our 1998 Equity Participation Plan. We do not maintain any defined benefit pension plans for our NEOs, and we believe this accelerated vesting of option awards offsets the lack of any such plans. In addition, the Committee may accelerate vesting of option awards at its discretion. We believe these stock option grants provide an incentive for continued employment and serve to align the long-term financial objectives of our executives and stockholders.

     We award differing amounts of equity-based awards based on our Committee’s evaluation of a particular NEO’s contribution to our business. In addition, in determining equity grants, the Committee believes that competitors who might try to hire our employees would not give credit for equity ownership in the Company and, accordingly, to keep our compensation competitive and to assist in the retention of our employees, the Committee does not generally make lower equity grants based on ownership levels of our stock. The Committee has historically made stock option grants of roughly similar amounts for Messrs. Cooper, Flynn and Henry to facilitate a team effort amongst these individuals.

     In 2003, the Executive Committee and management assessed the desirability of granting shares of restricted stock to our employees. It was concluded that restricted stock could be a form of incentive compensation that might be valuable to certain employees, because restricted stock would allow recipients to enjoy the benefits of stock ownership (such as dividends and voting rights) prior to vesting. As a result, we allow our employees (including our named executive officers) who receive over 10,000 stock options each year to receive a portion of their option grant (up to 20%) in the form of restricted stock. We calculate the amount of restricted stock to be received by reference to the fair value of the options and the restricted stock. Restricted stock awards vest completely after five years, with no interim vesting periods which we believe encourages recipients of restricted stock to plan for the long-term. Should an employee receiving restricted stock be terminated for any reason prior to vesting, he or she will not receive the underlying shares of stock. Prior to vesting, recipients of this restricted stock may vote the shares and also receive dividends.

     Defined Contribution Plans. We maintain a 401(k) retirement plan to cover substantially all of our employees, including our named executive officers. The 401(k) plan permits eligible employees to defer up to 10% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The Company currently makes matching contributions to each employee’s 401(k) plan, up to the lesser of five percent of the participant’s annual salary or $8,500. Plan participants may only withdraw from their 401(k) accounts upon termination of employment or under applicable hardship provisions of the 401(k) plan. We do not maintain any other retirement plans for our NEOs or any other employees.

     Post-Termination Compensation and Benefits. We do not maintain separate severance agreements with our NEOs. However, the employment agreements with each of Messrs. Flynn, Henry, Pappagallo and Friedman provide for payments upon the termination of their employment for certain reasons. Since Mr. Cooper is not a party to an employment agreement with us, he would not receive severance payments or payments as a result of a change-in-control.

     The severance and change-in-control payment terms are fairly standard in our employment contracts with our NEOs, although certain terms vary slightly between the agreements. In the future, we intend to further standardize these agreements, except to the extent necessary to attract or retain executive talent or to comply with applicable laws. We believe these standard terms allow our personnel involved in the compensation-setting process to easily understand and evaluate possible payout scenarios. The relevant terms of these employment agreements are described further below.

     Severance Arrangements. We believe that companies should provide reasonable severance benefits to employees. With respect to our named executive officers, these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. We pay severance benefits over the longer of the remaining term of the applicable employment agreement or one year following the date of termination of employment to minimize costs to us.

     If an executive is terminated “without cause,” each of Messrs. Flynn, Henry and Friedman would be entitled to receive severance in an amount equal to his base salary and bonus for the remaining term of the applicable employment agreement or one year, whichever amount is greater. Mr. Pappagallo would be entitled to receive severance in an amount equal to his base salary for the remaining term of the applicable employment agreement or one year, whichever amount is greater. These payments are made in accordance with our standard payroll practices over the applicable term. In addition, all unvested stock options would become 100% vested as of the date of termination, and the terminated executive would continue to receive any group health and welfare benefits previously paid for by us through the expiration of the severance period. The employment contracts for Messrs. Flynn, Pappagallo and Friedman each expire on December 31, 2007. The employment contract for Mr. Henry (effective April 15, 2007) expires on April 14, 2011. We do not pay any severance benefits in the event a NEO is terminated for cause.

     In these agreements, “cause” generally means, with respect to a NEO: (i) a finding by the Board that he has harmed us through an act of dishonesty in the performance of his duties, (ii) conviction of a felony, (iii) failure to perform his material duties (other than a failure due to disability) after written notice is provided to him specifying the failure and a reasonable opportunity to cure, (iv) fraud or embezzlement, (v) gross misconduct or gross negligence in connection with our business which has a substantial adverse effect on us or (vi) violation of any of our policies prohibiting harassment or discrimination in the workplace.

     We also would pay limited amounts to each of Messrs. Flynn, Henry, Friedman and Pappagallo if employment were terminated due to death or disability. In the event of termination due to death or disability, the NEO’s stock options will immediately vest and become fully exercisable. In addition, each NEO (or his beneficiary) will continue to receive his base salary for six months.

     Change-in-Control. It is our belief that the interests of our stockholders will be best served if the interests of our named executive officers are aligned with them in the event of a possible acquisition of the Company. We believe that providing change-in-control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change-in-control transactions that may be in the best interests of our stockholders. Relative to our overall value, we believe these potential change-in-control benefits are minor.

     In addition, change-in-control payments should separate the Company from the former employee as soon as practicable to enable new management or owners to run our business without interference. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum change-in-control payment, we prefer to pay a lump-sum change-in-control payment in order to most cleanly sever the relationship as soon as practicable following a change-in-control.

     If any of Messrs. Flynn, Henry, Friedman or Pappagallo is terminated without cause following a “change-in-control” or resigns within 60 days following a “change-in-control,” he would be entitled to a lump-sum payment equal to the lesser of: (i) his base salary and bonus for the remaining term of the NEO’s employment agreement or (ii) the greatest payment, which in combination with all other payments to which he would be entitled in connection with the change-in-control, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code. Since Internal Revenue Code Section 280G denies us a business expense deduction on any payments, non-cash benefits and option acceleration provided to an officer in connection with certain changes in control that equal or exceed three times the officer’s average compensation for the past five years, we cap change-in-control benefits so that no adverse tax consequences will be imposed on us. In addition, we would continue to pay for a particular NEO’s group health and welfare benefits for the applicable period and all unvested stock options would automatically vest.

     A “change-in-control” is generally defined as (i) a sale of all or substantially all of our assets to a non-affiliate of the Company or an entity in which our stockholders immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale of our voting stock that results in more than 50% of our voting stock being held by one person or group or (iii) a merger or consolidation of the Company into another entity in which our stockholders, immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction.

     Perquisites. We seek to maintain a culture in which our named executive officers are not treated materially different from other employees. We do provide limited perquisites to our NEOs. We believe these perquisites to be modest in nature when compared to our peers, although we have not conducted a study to confirm this. These perquisites are described below.

  Company cars: With the exception of Mr. Friedman, we provide our NEOs with the use of a car and driver to travel for Company business. They may also use the car without a driver for personal use. Other employees may use these cars when they are not in use by the NEOs for Company business. In lieu of the use of a car and driver, Mr. Friedman receives a car allowance in accordance with his employment contract.

  Life insurance: We pay premiums on a group term life insurance policy for each NEO on the same terms as our other employees, although Mr. Henry receives a larger benefit than our other NEOs. As part of Mr. Henry’s employment contract negotiated when he began his employment with us, we reimburse him for the premiums on a $3,500,000 life insurance policy.

     Our NEOs are entitled to participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance policies. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Report of Executive Compensation Committee on Executive Compensation

     The Executive Compensation Committee (“Committee”) of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in this Proxy Statement.

     Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Joe Grills, Chairman
Martin S. Kimmel
Richard G. Dooley
Frank Lourenso
Richard Saltzman
F. Patrick Hughes

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

     KC Holdings. Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel, Chairman Emeritus of the Board, are stockholders of KC Holdings, Inc. (“KC Holdings”). The Company is party to a management agreement pursuant to which it manages three of KC Holdings’ four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining property is owned in a joint venture and is managed by an unaffiliated joint venture partner. The management agreement was approved by a majority of the Company’s Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company were approximately $165,000 during 2006.

     Joint Ventures. Certain members of the Company’s management and Mr. Kimmel, Chairman Emeritus of the Board, have investments in certain real estate joint ventures or limited partnerships which own and/or operate certain of the Company’s property interests. Such investments predate the Company’s initial public offering and, in each case, members of management or Mr. Kimmel do not control the joint venture or partnership or direct the management of the joint venture or partnership. The Company receives various fees related to these ventures. Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, is subject to the approval of a majority of disinterested directors of the Company.

     Relationship with J.P. Morgan Chase. Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan Chase and has been a Director of the Company since December 1991. The Company maintains its principal banking relationship with J.P. Morgan Chase and J.P. Morgan Chase periodically provides the Company with investment banking services. J.P. Morgan, together with a consortium of additional banks, provided the Company with a $850.0 million unsecured revolving credit facility which is scheduled to expire in July 2008. At December 31, 2006, there was no outstanding balance under this facility. Additionally, J.P. Morgan Chase is a participant, together with other banks, in providing the Company with its $250 million Canadian denominated (“CAD”) unsecured revolving credit facility which is scheduled to expire in March 2008. As of December 31, 2006, there was no outstanding balance under this facility.

     Relationship with The State of New York Common Retirement Fund. Until December 2006, Mr. Joe Grills was a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the “NYSCRF”). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership, an entity established for the purposes of investing in high quality retail properties, financed primarily through the use of individual non-recourse mortgages. The NYSCRF has contributed approximately $217.5 million to the joint venture. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member.

Equity Participation Plan

     Description of Plan. The Company maintains its Stock Option Plan (the “Stock Option Plan”) and its 1998 Equity Participation Plan (the “Equity Participation Plan”) for the benefit of its eligible employees, consultants and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company’s directors, executive officers and other key employees by offering them an opportunity to own Common Stock and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code, the “Code”) and “non-qualified stock options”, that vest over time and are exercisable at the “fair market value” (as defined in the Equity Participation Plan) of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for (i) the granting of restricted stock awards that vest over time and (ii) the granting of deferred stock (“Deferred Stock”) to the Non-employee Directors of the Company. Deferred Stock may be granted to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. The term of an award of Deferred Stock shall be set by the Board in its sole discretion. The Board grants stock options in consideration of employees past or prospective service with the Company.

     The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be any of the Company’s employees, any of the Company’s consultants or any of the Company’s directors) who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable. All employees, consultants and directors of the Company are eligible to receive options under the Equity Compensation Plan. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options. The Board of Directors has adopted an amendment to the Equity Participation Plan that provides that the stock options, once granted, may not be re-priced by the Executive Compensation Committee, except in connection with a transaction such as a stock split, stock dividend, merger, corporate reorganization or other transaction in an appropriate manner in order to prevent dilution or enlargement of the benefits or potential benefits to the holder as a result of or in connection with such transaction.

     The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of options that may be granted to any one individual in any calendar year shall not exceed 1,500,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock or any combination thereof.

     Option Grants and Restricted Stock Awards. A maximum aggregate of 42,000,000 shares of Common Stock have been reserved for issuance under the Stock Option Plan (9,000,000 shares, all of which have been issued) and the Equity Participation Plan (33,000,000 shares). Options to acquire 2,805,650, 2,515,200 and 3,887,500 shares were granted during 2006, 2005 and 2004 at weighted average exercise prices of $39.91, $31.15 and $27.72 per share, respectively. The closing price of the Company’s Common Stock on the New York Stock Exchange on March 23, 2007 was $[_____]. In addition, 31,556, 3,442 and 7,022 shares of restricted stock were issued during 2006, 2005 and 2004, respectively.

Equity Compensation Plan Information

     The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2006.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category
Equity compensation plans
approved by
stockholders	14,793,593	$25.93	5,969,396

Equity compensation plans
not approved by stockholders	N/A	N/A	N/A

Total	14,793,593	$25.93	5,969,396

401(k) Plan

     The Company maintains a 401(k) retirement plan (the “401(k) Plan”) covering substantially all officers and employees of the Company. The 401(k) Plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee’s eligible compensation or $8,500. Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions

     The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for obtaining information through questionnaires and other appropriate procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related-person transaction that is required to be disclosed. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company, and the extent to which transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this proxy statement have been reviewed in accordance with this policy.

     KC Holdings. Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel, Chairman Emeritus of the Board, are stockholders of KC Holdings, Inc. (“KC Holdings”). The Company is party to a management agreement pursuant to which it manages three of KC Holdings’ four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. See “Compensation Committee Interlocks and Insider Participation—KC Holdings.”

     Joint Ventures. Members of the Company’s management and Mr. Kimmel, Chairman Emeritus of the Board, have investments in certain real estate joint ventures or limited partnerships which own and/ or operate certain of the Company’s property interests. The Company receives various fees related to these ventures. Any material future transactions involving these joint ventures or partnerships is subject to the approval of a majority of disinterested directors of the Company. See “Compensation Committee Interlocks and Insider Participation—Joint Ventures.”

     Relationship with J.P. Morgan Chase. Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan Chase and has been a Director of the Company since December 1991. The Company maintains its principal banking relationship with J.P. Morgan Chase and J.P. Morgan Chase periodically provides the Company with investment banking services. J.P. Morgan Chase, together with a consortium of additional banks, provided the Company with a $850 million unsecured revolving credit facility and is a participant in the Company’s $250 million Canadian denominated unsecured credit facility. See “Compensation Committee Interlocks and Insider Participation—Relationship with J.P. Morgan Chase.”

     Relationship with The State of New York Common Retirement Fund. Until December 2006, Mr. Joe Grills was a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the “NYSCRF”). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member. See “Compensation Committee Interlocks and Insider Participation—Relationship with The State of New York Common Retirement Fund.”

     Family Relationships. Mr. Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley was paid a cash salary in 2006 as an employee of the Company that is commensurate with his position and was granted 10,000 options in 2006 pursuant to the Equity Participation Plan. In addition, Mr. Paul Dooley was extended loans in the amount of $49,983 in 2001, $36,960 in 2000 and $62,865 in 1999 to supplement available margin loans and partially fund the purchase of 9,022 shares, 6,930 shares and 9,900 shares, respectively, of Common Stock. The stock purchase loans bear interest at a rate of 6% per annum. All dividends received from these shares are utilized to pay down the interest and principle on these loans. The amount outstanding under these loans as of March 23, 2007 was $37,014.

     Mr. Patrick Flynn, Director of Real Estate of the Company, is the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company. Mr. Patrick Flynn is also the President and a director of Blue Ridge Real Estate/Big Boulder Corporation (“Blue Ridge”), an entity in which the Company has a controlling interest. Mr. Patrick Flynn was paid a cash salary in 2006 as an employee of the Company that is commensurate with his position and was granted 15,000 options in 2006 pursuant to the Equity Participation Plan.

     Mr. Connor Flynn, Asset Manager of the Company, is also the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company. Mr. Connor Flynn was paid a cash salary in 2006 as an employee of the Company that is commensurate with his position and was granted 7,000 options in 2006 pursuant to the Equity Participation Plan.

     Mr. Ross Cooper, Acquisitions Analyst of the Company, is the grandson of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Ross Cooper was paid a cash salary in 2006 as an employee of the Company that is commensurate with his position and was granted 3,000 options in 2006 pursuant to the Equity Participation Plan.

     Transactions with Douglas Grills (“Convenience Retailing”). Mr. Douglas Grills, a co-owner of Convenience Retailing, is the son of Mr. Joe Grills, a Director of the Company. Convenience Retailing subleases real property from a partnership, in which the Company has a non-controlling ownership interest, for use as gas/service stations. The Company believes the lease terms are no less favorable than would be obtained in negotiations with an independent third party.

     Transactions with Joshua P. Friedman and Associates (“Friedman and Associates”). Mr. Joshua Friedman, a principal of Friedman and Associates, is the son of Mr. Jerald Friedman, Executive Vice President of the Company. During 2006, the Company paid legal fees of $147,035 to Friedman and Associates for services rendered primarily in connection with various real estate transactions.

     Transactions with Ripco Real Estate Corporation (“Ripco”). Ripco Real Estate Corp., was formed in 1991 and employs approximately 40 professionals and serves numerous retailers, REITS and developers. Ripco’s business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohls and many others, providing real estate brokerage services, and principal real estate investing. Mr. Todd Cooper, an officer and 37% shareholder of Ripco, is a son of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company. During 2006, the Company paid brokerage commissions of $266,191 to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services. Additionally, the Company has the following joint venture investments with Ripco:

     During April 2005, the Company acquired an operating property located in Hillsborough, NJ, comprising approximately 0.1 million square feet of gross leasable area (“GLA”), through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The property was acquired for approximately $4.0 million including the assumption of approximately $1.9 million of non-recourse mortgage debt encumbering the property. Subsequent to the purchase, the joint venture obtained a $3.2 million one-year term loan which bears interest at LIBOR plus 0.55%. During 2006, the term of this loan was extended for an additional year. This loan is jointly and severally guaranteed by the Company and Ripco. Proceeds from this loan were used to repay the $1.9 million mortgage encumbering the property.

     During May 2005, the Company acquired a $10.2 million mortgage receivable through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The mortgage encumbered a property located in Derby, CT, comprising approximately 0.1 million square feet of GLA. During October 2005, the joint venture foreclosed on the property and obtained fee title. Subsequent to obtaining fee title, the joint venture obtained a $9.0 million one-year term loan which bears interest at LIBOR plus 0.55%. During 2006, the term of this loan was extended for an additional year. This loan is jointly and severally guaranteed by the Company and Ripco.

     During October 2005, the Company acquired, through a newly formed joint venture in which the Company and Ripco each have a 50% non-controlling interest, a parcel of land located in East Northport, NY, for a purchase price of approximately $3.9 million. The property will be developed into a 66,000 square foot retail center with an aggregate total projected cost of approximately $14.8 million. Partial funding for this acquisition was provided through a $3.2 million one-year term loan which bears interest at LIBOR plus 0.55%. During 2006, the term of this loan was extended for an additional year. This loan is jointly and severally guaranteed by the Company and Ripco.

     Additionally, during May 2005, a newly formed joint venture, in which the Company has a 44.38% non-controlling interest and Ripco has a 5.62% non-controlling interest, provided Debtor-in-Possession financing to a healthcare facility that recently filed for bankruptcy and is closing its operations. The term of this loan is two years and bears interest at prime plus 2.5%. The loan is collateralized by a hospital building, a six-story commercial building, a 12-story 133-unit apartment complex and various other building structures. During April 2006, the healthcare facility paid the outstanding balance on the loan and the loan was terminated.

     During November 2005, the Company acquired an operating property located in East Northport, NY, comprising approximately 26,000 square feet of GLA through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The property was acquired for approximately $9.0 million including the assumption of approximately $7.3 million of non-recourse mortgage debt encumbering the property. Subsequent to the purchase, the joint venture obtained a $5.0 million one-year term loan which bears interest at LIBOR plus 50%. During 2006, the term of this loan was extended for an additional year. This loan is jointly and severally guaranteed by the Company and Ripco. Proceeds from this loan were used to partially repay the outstanding $7.3 million mortgage encumbering the property. During 2007, this property was sold to an unrelated third-party for an aggregate sales price of $10.5 million.

Audit Committee Report

     The Audit Committee of the Board of Directors of the Company is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2006, the Audit Committee was comprised of three directors all of whom were independent as defined under the then current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, is available on the Company’s web site.

     Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2006 audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received written disclosures from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants their independence.

     Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2006 audited consolidated financial statements and the representations of management and the independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission.

F. Patrick Hughes, Chairman
Richard G. Dooley
Joe Grills

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Independent Registered Public Accountants

     PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 and 2005. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees (1)	$1,344,450	$940,846
Audit-Related Fees	$-	$-
Tax Fees	$20,213	$-
All Other Fees	$1,500	$6,296

(1)	Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2006 and 2005 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) the SEC required 314 audit of the Puerto Rico properties in 2006, (iv) the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s shelf registration statements and proxy statements during 2006 and 2005 and (v) ongoing consultations regarding accounting for new transactions and pronouncements.

     Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants. The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

     On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2006 and 2005 were pre-approved by the Committee.

PROPOSAL 2
Proposal Regarding Amendment of Charter to Increase
Number of Shares of Authorized Stock

     By resolution dated February 6, 2007, the Board of Directors adopted a resolution declaring it advisable to amend subsection A of Article IV of the Company’s charter to (i) increase the aggregate number of shares of stock that the Company has the authority to issue to an aggregate of 1,141,100,000 shares, (ii) increase the number of shares of Common Stock that the Company has authority to issue to 750,000,000 shares and (iii) increase the number of shares of Excess Stock that the Company has authority to issue to 382,500,000 shares. The number of authorized shares of all other classes, as set forth below, would remain the same. The proposed revised subsection A of Article IV of the Company’s charter is set forth as Appendix B to this Proxy Statement. The Board of Directors directed that the amendment be submitted for consideration by the stockholders at the Meeting.

     The Company’s charter currently authorizes the issuance of up to 461,600,000 shares, consisting of:

300,000,000 shares of Common Stock, par value $0.01 per share;
153,000,000 shares of Excess Stock, par value $0.01 per share;
3,600,000 shares of Preferred Stock, par value $1.00 per share;
345,000 shares of 7¾% Class A Cumulative Redeemable Preferred Stock,
$1.00 par value per share (“Class A Preferred Stock”);
230,000 shares of 8½% Class B Cumulative Redeemable Preferred Stock,
$1.00 par value per share (“Class B Preferred Stock”);
460,000 shares of 8 3/8% Class C Cumulative Redeemable Preferred Stock,
$1.00 par value per share (“Class C Preferred Stock”);
700,000 shares of 7½% Class D Cumulative Convertible Preferred Stock,
$1.00 par value per share (“Class D Preferred Stock”);
700,000 shares of 6.65% Class F Cumulative Redeemable Preferred Stock,
$1.00 par value per share (“Class F Preferred Stock”);
65,000 shares of Floating-Rate Class E Cumulative Redeemable Preferred Stock;
$1.00 par value per share (“Class E Preferred Stock”);
345,000 shares of Class A Excess Preferred Stock, $1.00 par value per share
(“Class A Excess Preferred Stock”);
230,000 shares of Class B Excess Preferred Stock, $1.00 par value per share
(“Class B Excess Preferred Stock”);
460,000 shares of Class C Excess Preferred Stock, $1.00 par value per share
(“Class C Excess Preferred Stock”);
700,000 shares of Class D Excess Preferred Stock, $1.00 par value per share
(“Class D Excess Preferred Stock”);
65,000 shares of Class E Excess Preferred Stock, $1.00 par value per share
(“Class E Excess Preferred Stock”); and
700,000 shares of Class F Excess Preferred Stock, $1.00 par value per share
(“Class F Excess Preferred Stock”).

     As of March 23, 2007, the outstanding shares of stock of the Company were as follows: [________] shares of Common Stock; no shares of Excess Stock; no shares of Preferred Stock; no shares of Class A Preferred Stock; no shares of Class A Excess Preferred Stock; no shares of Class B Preferred Stock; no shares of Class B Excess Preferred Stock; no shares of Class C Preferred Stock; no shares of Class C Excess Preferred Stock; no shares of Class D Preferred Stock; no shares of Class D Excess Preferred Stock; no shares of Class E Preferred Stock; no shares of Class E Excess Preferred Stock and 700,000 shares of Class F Preferred Stock and no shares of Class F Excess Preferred Stock. In addition, as of the same date, approximately [________] shares of Common Stock have been reserved for issuance under the Company’s Equity Participation Plan.

     The additional Common Stock would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of the Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of stockholders. The increase in the number of authorized shares may have anti-takeover effects. While the authorization of additional shares might have such an effect, the Board of Directors does not intend or view the proposed increase in authorized shares as an anti-takeover measure.

     The authorized shares of Common Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or regulations, including stock exchange rules. The Board of Directors believes that it is in the best interests of the Company and its Stockholders to have additional Common Stock authorized which would be available for issuance for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property or other corporate purposes. The authorized shares of Excess Stock, proposed to be increased in direct proportion to the increase in the number of authorized shares of Common Stock, will be available for issuance pursuant to the Company’s charter and as may be necessary to preserve the Company’s qualification as a real estate investment trust under applicable tax laws. The Board does not intend to issue any stock except for reasons and on terms which the Board deems to be in the best interests of the Company. Because the holders of the Common Stock do not have preemptive rights, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders’ proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of the existing Class F Preferred Stock and of any shares of the Preferred Stock the Company may issue in the future.

Vote Required

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S CHARTER TO INCREASE THE AGGREGATE NUMBER OF SHARES OF STOCK, THE NUMBER OF SHARES OF COMMON STOCK AND THE NUMBER OF SHARES OF EXCESS STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE.

     Proxies will be so voted unless stockholders specify otherwise in their proxies. The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock is required for approval of this proposal. Consequently, abstentions and broker non-votes will have the same effect as votes against the proposal. If the proposed amendment is approved by the stockholders, it will become effective upon the acceptance for record of Article of Amendment with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.

PROPOSAL 3
Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent
Registered Public Accounting Firm

     In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s auditors for the year 2007 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP has been the Company’s independent public accountants since 1986.

Vote Required

     Assuming the presence of a quorum, the affirmative vote of a majority of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company’s Annual Meeting of Stockholders is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Accordingly, abstentions or broker non-votes will not affect the results of this vote.

     THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THIS PROPOSAL.

Other Matters

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

     Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2006, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2006, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its officers, directors, beneficial owners of more than ten percent of the Company’s stock and other persons subject to Section 16(a) of the Exchange Act.

     Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2006, and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

     Stockholders’ Proposals. Proposals of stockholders intended to be presented at the Company’s Annual Meeting of Stockholders to be held in 2008, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by the Company no later than [December 11, 2007], in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2008 Annual Meeting without including the proposal in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company by [February 25, 2008]. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2008 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

     Code of Business Conduct and Ethics. The Board of Directors has adopted a written Code of Ethics for the Company that applies to all directors and employees. A copy of the Company’s Code of Ethics is available through the Investor Relations/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Corporate Governance Guidelines. The Board of Directors has adopted written Corporate Governance Guidelines in accordance with the New York Stock Exchange listing requirements. A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations/Governance Documents Section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, within the Investor Relations section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

     Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

Appendix A

Kimco Realty Corporation
NYSE Categorical Standards

To be considered independent under the New York Stock Exchange rules on corporate governance, the Board must determine that a director has no direct or indirect material relationship with Kimco Realty Corporation (the “Company”). The Board has established categorical standards set forth below to assist it in making this independence determinations and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards will be specifically disclosed.

Employment and Compensatory Relationships:

The following employment and compensatory relationships constitute material relationships between a director and the Company:
  the director is employed by the Company, or an immediate family member of the director is employed by the Company as an executive officer, in each case within the last three years; and

  the director or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than compensation received by an immediate family member for services as a non-executive officer.

Other employment, consulting and compensatory relationships are not material relationships.

Relationships with Auditor:

The following auditor and accounting relationships constitute material relationships between a director and the Company:
  the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor;

  the director is a current employee of a firm that is the Company’s internal or external auditor;

  an immediate family member of the director is a current employee of a firm that is the Company’s internal or external auditor and such immediate family member participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and

  the director or an immediate family member of the director is, within the past three years (but is no longer), a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on an audit of the Company during that time.

Other auditor and accounting relationships are not material relationships.

Other Board Relationships:

The following relationships constitute material relationships between a director and the Company:
  the director or an immediate family member of a director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s executive officers at the same time serves or served on that company’s board of directors’ compensation committee.

Other board and committee relationships are not material. For example, if a director were employed in a non-executive capacity at a company on whose board one of the Company’s executives serves, this would not be considered a material relationship.

Commercial and Charitable Relationships:

The following commercial and charitable relationships constitute material relationships between a director and the Company:
  the director is currently employed by (or an immediate family member of a director is currently employed as an executive officer by) a company (other than tax-exempt organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the fiscal year in which such payment is made;

  any transaction between the Company and another entity with which a director or a director’s immediate family member is affiliated if (i) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (ii) they occurred within the last three years and the director is an employee or substantial owner of the other entity and such transactions represent more than five percent of the Company’s annual consolidated revenues; or (iii) they occurred within the last three years and the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than five percent of the Company’s annual consolidated gross revenues;

  the director (or an immediate family member of a director) is an affiliate or executive officer of another company which is indebted to the Company, or to which the Company is indebted, where the amount of indebtedness to the other in any of the last three fiscal years is five percent or more of the total consolidated assets at the end of such fiscal year of the company he or she served as an affiliate or executive officer; and

  the director is an executive officer of a tax-exempt organization (including, without limitation, an educational institution) where the Company’s (or its affiliated charitable foundation’s) annual charitable contributions to the tax-exempt organization in any single fiscal year within the preceding three years are two percent or more of that organization’s total annual charitable receipts for the fiscal year in which such contributions are made.

Other commercial relationships (including industrial, banking, accounting, consulting and legal relationships) and other charitable relationships are not material relationships.

Other Matters:

  Direct or indirect ownership of even a significant amount of the Company stock by a director who otherwise does not have a material relationship with the Company as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.

For purposes of these categorical standards, (i) “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home; provided that when applying the three year look-back provisions, those who are no longer immediate family members as a result of legal separation or divorce, or because they have died or become incapacitated need not be considered; and (ii) “affiliate” includes a general partner of a partnership, a managing member of a limited liability company or a greater than ten percent shareholder of a corporation.

Appendix B

APPENDIX B:

Proposed Revised Subsection A of
Article IV of the Company’s Charter

            A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is one billion one hundred forty one million one hundred thousand (1,141,100,000) shares, consisting of seven hundred fifty million (750,000,000) shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), three hundred eighty two million five hundred thousand (382,500,000) shares of Excess Stock, with a par value of $0.01 per share (the “Excess Stock”), three million six hundred thousand (3,600,000) shares of Preferred Stock, with a par value of $1.00 per share (the “Preferred Stock”), three hundred forty-five thousand (345,000) shares of 7¾% Class A Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share (“Class A Preferred Stock”), three hundred forty-five thousand (345,000) shares of Class A Excess Preferred Stock, with a par value of $1.00 per share (“Class A Excess Preferred Stock”), two hundred thirty thousand (230,000) shares of 8½% Class B Cumulative Redeemable preferred Stock, with a par value of $1.00 per share (“Class B Preferred Stock”), two hundred thirty thousand (230,000) shares of Class B Excess Preferred Stock, with a par value of $1.00 per share (“Class B Excess Preferred Stock”), four hundred sixty thousand (460,000) shares of 8 3/8% Class C Cumulative Redeemable Preferred Stock with a par value of $1.00 per share (“Class C Preferred Stock”), four hundred sixty thousand (460,000) shares of Class C Excess Preferred Stock, with a par value of $1.00 per share (“Class C Excess Preferred Stock”), seven hundred thousand (700,000) shares of 7½% Class D Cumulative Convertible Preferred Stock, with a par value of $1.00 per share (“Class D Preferred Stock”), seven hundred thousand (700,000) shares of Class D Excess Preferred Stock, with a par value of $1.00 per share (“Class D Excess Preferred Stock”), sixty-five thousand (65,000) shares Floating Rate Class E Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share (“Class E Preferred Stock”), sixty-five thousand (65,000) shares of Class E Excess Preferred Stock, with a par value of $1.00 per share (“Class E Excess Preferred Stock”), seven hundred thousand (700,000) shares of 6.65% Class F Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share (“Class F Redeemable Preferred Stock”) and seven hundred thousand (700,000) shares of Class F Excess Preferred Stock, with a par value of $1.00 per share (“Class F Excess Preferred Stock”). The aggregate par value of all authorized shares having a par value is nineteen million nine hundred twenty five thousand dollars ($19,925,000).

KIMCO REALTY CORPORATION				KIMCO REALTY CORPORATION
ANNUAL MEETING TO BE HELD ON 5/17/07 FOR HOLDERS AS OF 3/23/07					The Board Recommends
”
DIRECTORS					FOR ALL	AGAINST ALL	FOR ALL EXCEPT	-->>	TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL CANDIDATES WRITE THE NUMBER(S) OF THE NOMINEE(S) BELOW.
DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES			------>>	1.
	01 - M. Kimmel 02 - M. Cooper 03 - R. Dooley 04 - M. Flynn 05 - J. Grills	06 - D. Henry 07 - F.P. Hughes 08 - F. Lourenso 09 - R. Saltzman
The Board Recommends
PROPOSAL(S)					” FOR	AGAINST	ABSTAIN		PLEASE INDICATE YOUR PROPOSAL SELECTION BY FIRMLY PLACING AN "X" IN THE APPROPRIATELY NUMBERED BOX WITH BLUE OR BLACK INK ONLY.
2 -	DIRECTORS RECOMMEND: A VOTE FOR A PROPOSAL TO AMEND THE CHARTER OF THE COMPANY TO (A) INCREASE THE NUMBER OF SHARES OF STOCK THAT THE COMPANY HAS THE AUTHORITY TO ISSUE TO AN AGGREGATE OF 1,141,100,000 SHARES, (B) INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY, PAR VALUE $0.01 PER SHARE, FROM 300,000,000 SHARES TO 750,000,000 SHARES AND (C) INCREASE THE NUMBER OF AUTHORIZED SHARES OF EXCESS STOCK OF THE COMPANY, PAR VALUE $0.01 PER SHARE, FROM 153,000,000 SHARES TO 382,500,000 SHARES;		------>>	2.
The Board Recommends
3 -	DIRECTORS RECOMMEND: A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.				” FOR	AGAINST	ABSTAIN
			------>>	3.

					YES	NO
4 -	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.						PLEASE INDICATE IF YOU PLAN TO ATTEND THE MEETING.

FOR ADDRESS CHANGES AND/OR COMMENTS, PLEASE CHECK THIS BOX AND WRITE THEM ON THE BACK WHERE INDICATED.

VOTE BY INTERNET - www. proxyvote.com
Use the Internet to transmit your voting instructions and or electronic delivery of information up until 11:59 P.M. Eastern Time on 5/16/07. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on 5/16/07. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Kimco Realty Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ADMISSION TICKET
For security purposes, please bring this ticket and a valid picture identification with you if you are attending the meeting.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE:  ☒

					Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.				Signature	Date

									Signature (Joint Owners)	Date

KIMCO REALTY CORPORATION

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder hereby appoints Milton Cooper, Michael J. Flynn and Bruce Kauderer, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned, and to vote all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned at the close of business on March 23, 2007, at the Annual Meeting of Stockholders to be held on May 17, 2007, at 10 o'clock a.m. local time or any adjournment(s) or postponement(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are incorporated by reference into this Proxy.

     The Board of Directors recommends a vote (1) FOR all of the nominees for director, (2) FOR the recommendation by the Board of Directors to amend the charter of the Company to (a) increase the number of shares of stock that the Company has authority to issue to an aggregate of 1,141,100,000 shares, (b) increase the number of authorized shares of Common Stock of the Company, par value $0.01 per share, from 300,000,000 shares to 750,000,000 shares and (c) increase the number of authorized shares of Excess Stock of the Company, par value $0.01 per share, from 153,000,000 shares to 382,500,000 shares and a vote, (3) FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder and in the discretion of the Proxies upon such other business as may properly come before the meeting. If properly executed but no direction is made, this proxy will be voted FOR the election of all nominees for director, FOR the recommendation by the Board of Directors to amend the charter of the Company to (a) increase the number of shares of stock that the Company has authority to issue to an aggregate of 1,141,100,000 shares, (b) increase the number of authorized shares of Common Stock of the Company, par value $0.01 per share, from 300,000,000 shares to 750,000,000 shares and (c) increase the number of authorized shares of Excess Stock of the Company, par value $0.01 per share, from 153,000,000 shares to 382,500,000 shares, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and in the discretion of the Proxies upon such other business as may properly come before the Meeting. By executing this proxy, the undersigned hereby revokes all prior proxies.

Address Changes/Comments:

 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE